BGC PARTNERS

REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

NEW YORK – May 2, 2022 – BGC Partners, Inc. (Nasdaq: BGCP) ("BGC Partners" or "BGC" or the "Company"), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended March 31, 2022.

Howard W. Lutnick, Chairman and CEO of BGC Partners:

"BGC's Adjusted Earnings margins continued to improve, representing the sixth consecutive quarter of year-over-year margin expansion, reflecting the increased conversion of our Voice / Hybrid revenue into our higher margin, technology-driven Fenics business. Fenics continued to grow at an industry-leading pace and represented 25 percent of BGC's overall revenue during the first quarter.

We continue to make significant progress building out our FMX platform. We are also progressing on our comprehensive cryptocurrency offering, which includes the expansion of Lucera across the cryptocurrency ecosystem, leveraging our global electronic trading network to connect the world's largest capital markets participants to the exchanges and market makers of this asset class. FMX and cryptocurrencies represent extraordinary opportunities for BGC as they begin to scale in 2023."

SELECT FINANCIAL RESULTS1,2

Highlights of Consolidated Results (USD millions)	1Q22	1Q21	Change
Revenues (excluding Insurance)	$506.5	$515.1	(1.7)%
Revenues	506.5	567.6	(10.8)%
GAAP income from operations before income taxes	45.4	73.5	(38.3)%
GAAP net income for fully diluted shares	33.6	61.7	(45.5)%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	113.1	113.9	(0.7)%
Post-tax Adjusted Earnings	103.2	101.1	2.1%
Adjusted EBITDA	141.3	147.2	(4.0)%
Per Share Results	1Q22	1Q21	Change
GAAP fully diluted earnings per share	$0.07	$0.11	(36.4)%
Post-tax Adjusted Earnings per share	$0.21	$0.18	16.7%
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
2 On November 1, 2021, BGC closed the sale of its Insurance business to The Ardonagh Group receiving approximately $535 million in gross proceeds, subject to limited post-closing adjustments. For additional information, please see press release titled “BGC Completes Sale of Insurance Brokerage Business to The Ardonagh Group" dated November 1, 2021.

FIRST QUARTER 2022 HIGHLIGHTS
•Post-tax Adjusted Earnings of $103.2 million, up 2 percent with a 256 basis point margin expansion; GAAP net income for fully diluted shares was $33.6 million.
•Pre-tax Adjusted Earnings of $113.1 million, with a 226 basis point margin expansion to 22.3 percent.
•Record Fenics revenue of $125.3 million, up over 16 percent from last year, and represented 25 percent of overall revenue.
•Fenics Markets3 revenue of $112.3 million, up 16 percent, with a pre-tax Adjusted Earnings margin of 34.2 percent, an improvement of 336 basis points.
•Fenics Growth Platforms4 revenue of $13.1 million, an improvement of over 23 percent.
•Fenics UST revenue improved over 52 percent on ADV growth of over 18 percent, outperforming the overall market; CLOB market share of 20 percent, an improvement of approximately 320 basis points compared to last year5.
•Record Lucera revenue, which increased by 56 percent from last year.
•Record Capitalab NDF Match revenue, which improved 19 percent from a year ago.
•Environmental brokerage grew by 19 percent, supporting the reduction of global carbon emissions and promoting clean and renewable energy.
•Fenics Direct had its sixth consecutive record quarter with revenue doubling versus the year ago period.
•Average front office productivity increased 7.2 percent, driven by Fenics technology and automation.

DISCUSSION OF RESULTS
BGC generated total revenue of $506.5 million during the first quarter of 2022, down 1.7 percent versus last year, excluding Insurance. Total revenue would have been over $10 million higher or up 0.3 percent over last year, but for the strengthening of the U.S. dollar6.
Overall, industry-wide trading volumes were mixed during the first quarter. Energy and Commodities volumes were higher due to global volatility across the complex. Rising interest rates and volatility drove trading activity higher in short-duration U.S. Rates products, however, a flattening U.S. yield curve weighed significantly on medium- and long-term cash Rates and Interest Rate Swap (IRS) volumes during the quarter. BGC's Rates business continues to be well positioned as the market acclimates to the pace of rising interest rates and inflation, and as the Federal Reserve unwinds its $9 trillion balance sheet at a pace of $95 billion per month. The Company continues to expect tailwinds in its Rates business to begin in the latter half of this year.
Revenue from BGC's higher margin, technology-driven Fenics business continued to outpace both the overall Company and industry. Fenics revenue improved by 16.4 percent compared to the prior year, which represented a record 25 percent of total revenue. The continued migration of the Voice / Hybrid business to Fenics drove front office productivity 7.2 percent higher, while Adjusted Earnings margins improved year-over-year for the sixth consecutive quarter.

3 Fenics Markets includes the fully electronic portions of BGC’s brokerage businesses, Data, Software and Post-trade revenues that are unrelated to Fenics Growth Platforms, as well as Fenics Integrated revenues. Businesses are categorized as “Fenics Integrated” if they utilize sufficient levels of technology such that significant amounts of their transactions can be, or are, executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.
4 Fenics Growth Platforms include Fenics UST, Fenics GO, Lucera, Fenics FX and other newer standalone platforms.
5 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.
6 Excluding Insurance.

CONSOLIDATED REVENUES7

Consolidated Revenues (USD millions)	1Q22	1Q21	Change
Rates	$158.8	$161.8	(1.8)%
Foreign Exchange	80.0	83.4	(4.1)%
Credit	83.9	90.0	(6.8)%
Energy and Commodities	82.4	75.9	8.6%
Equities	67.1	70.5	(4.7)%
Total Brokerage Revenues (excluding Insurance)	$472.3	$481.6	(1.9)%
Data, Software, and Post-trade	24.1	22.0	9.7%
Fees from related parties, interest and dividend income, and other revenues	10.1	11.5	(12.7)%
Total Revenues (excluding Insurance)	$506.5	$515.1	(1.7)%
Insurance	—	52.4	(100.0)%
Total Revenues	$506.5	$567.6	(10.8)%
First quarter revenue performance across the business was as follows:
▪Total revenue was $506.5 million, down 1.7 percent, excluding Insurance.
▪Voice / Hybrid, including other revenue, was $381.2 million, a decrease of 6.5 percent, excluding Insurance, due to the continued conversion of Voice / Hybrid to Fenics Markets revenue.
▪Fenics reported record first quarter revenue of $125.3 million, up 16.4 percent, with a pre-tax Adjusted Earnings margin of 34.2 percent across its Fenics Markets business, an improvement of 336 basis points.
BGC's Energy and Commodities business grew 8.6 percent in the first quarter, driven by solid double-digit growth across the Energy complex, including BGC's leading Environmental business. BGC's Rates business declined by 1.8 percent primarily due to challenging market conditions across medium- and long-term Rates products. For example, Interest Rate Swap industry SEF volumes were down 35 percent compared to last year8. Primary Dealer volumes for U.S. Treasuries with maturities less than three years improved by 29 percent, while volumes for maturities six years and greater were down 10 percent9.

7 Insurance revenue includes Insurance related Interest and dividend income.
8 Source: Clarus.
9 Source: Bloomberg and New York Federal Reserve.

FENICS

Fenics Revenues (USD millions)	1Q22	1Q21	Change
Fenics Markets	$112.3	$97.0	15.7%
Fenics Growth Platforms	13.1	10.6	23.5%
Fenics Revenues	$125.3	$107.6	16.4%
Fenics generated first quarter revenue of $125.3 million, growing at a market leading rate of 16.4 percent and represented 24.7 percent of BGC's overall revenue. Fenics' strategy is focused on converting the Company's $1.4 billion Voice / Hybrid revenue base into higher-margin, technology driven Fenics Markets revenue, while contemporaneously scaling its state-of-the-art, fully electronic, Fenics Growth Platforms, including FMX10 and electronic cryptocurrency offerings.
Fenics Growth Platforms: First quarter revenue improved 23.5 percent from a year ago, driven by growth across Fenics UST, Lucera, Fenics FX, and Fenics GO:
▪Fenics UST revenue increased over 52 percent, driven by market leading ADV growth of over 18 percent, new product offerings, and more traders using the platform. Fenics UST CLOB market share increased approximately 320 basis points from a year ago to 20 percent in the first quarter11. As of the end of the first quarter, all Fenics UST customers are paying to transact on the platform, which will drive revenue growth throughout 2022.
▪Lucera, BGC's infrastructure and software business, continued its strong growth trajectory with its revenue improving 56 percent year-over-year. This growth was driven by onboarding two large global investment banks, the expansion of existing relationships, and adding new cryptocurrency clients. Lucera is providing connectivity to the world's deepest crypto liquidity pools via its world-class infrastructure. During the first quarter, Lucera added connectivity to an additional 19 cryptocurrency venues and liquidity providers.
▪Fenics FX, an ultra-low latency electronic FX trading platform, had a record quarter and continued to generate strong double-digit volume growth, driving revenue 47 percent higher versus last year, outpacing its FX ECN peers and the overall market.
▪Fenics GO, a global options electronic trading platform, saw revenue increase over five-fold from a year ago, driven by the integration of MatchBox, as well as market share gains across Hang Seng Chinese Enterprise Index (HSCEI) and Korea Composite Stock Price Index (KOSPI) options.
Fenics Markets: Revenue improved by 15.7 percent, driven by FX, Rates, Credit, and Market Data:
▪Fenics MIDFX, the leading wholesale FX hedging platform, continued to generate solid double-digit volume and revenue growth across spot FX and Asian NDFs. March 2022 marked a record revenue month for the business, as heightened FX volatility attracted record volumes to the platform as large global banks looked to hedge FX risk on Fenics MID's highly efficient, risk neutral platform.
10 For additional information, please see press release titled "Fenics Launches Fenics Markets Xchange ("FMX")" dated November 3, 2021 and the "FMX" section of this document.
11 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.

▪Fenics Market Data signed 47 new contracts during the first quarter with total contracted value increasing 63 percent versus the prior year. Fenics Market Data continues to see strong demand for its Rates and Regulatory Services data packages, with additional products to be added throughout 2022. Fenics Market Data, which has a highly recurring and compounding subscription revenue model, grew over 21 percent year-over-year.
▪Fenics Direct, a web-delivered multi-dealer FX options platform, nearly doubled its ADV in the first quarter driving revenue 101 percent higher versus the prior year period.
▪Capitalab's NDF Match business, which helps clients reduce foreign exchange exposure, continued to capture market share driving double-digit volume and revenue growth versus a year ago.
FMX: BGC continued to make significant progress with FMX, which combines Fenics UST's leading U.S. Treasury business with a state-of-the-art U.S. Interest Rates futures platform. FMX, partnering with LCH, will deliver a comprehensive and efficient cross margining platform across U.S. dollar based futures and Interest Rate Swaps. Beginning in the fourth quarter of 2022, FMX Futures will offer clients an alternative U.S. Rates futures platform for U.S. Treasury, Eurodollar, and SOFR futures products12.
Cryptocurrency Initiatives: BGC is progressing on its comprehensive cryptocurrency offering, which includes the expansion of Lucera's infrastructure across the cryptocurrency ecosystem, leveraging the Company's wholesale global electronic trading network to connect the world's largest capital markets participants to the exchanges and market makers of this asset class. Lucera is now connected to 26 of the deepest cryptocurrency liquidity pools with a strong pipeline of additional clients, venues, and digital custodians to be added throughout 2022. Additionally, BGC is expanding its electronic and Voice / Hybrid cryptocurrency execution capabilities globally. During the first quarter, BGC brokered the first ever block trade of Micro Bitcoin options on CME. kACE also added new clients to its cryptocurrency options offering, which leverages its award winning Analytics, Pricing and Distribution software.

CONSOLIDATED EXPENSES AND TAXES AND NONCONTROLLING INTEREST13

Consolidated Expenses (USD millions)	1Q22	1Q21	Change
Compensation and employee benefits under GAAP	$257.3	$308.3	(16.6)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	57.9	33.5	72.8%
Non-compensation expenses under GAAP	148.3	159.1	(6.8)%
Total expenses under GAAP	$463.4	$500.9	(7.5)%

Compensation and employee benefits for Adjusted Earnings	$256.8	$305.2	(15.9)%
Non-compensation expenses for Adjusted Earnings	136.1	149.5	(8.9)%
Total expenses for Adjusted Earnings	$392.9	$454.7	(13.6)%
12Subject to customary regulatory approvals.
13For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

The Company’s compensation and employee benefits under GAAP and Adjusted Earnings decreased in the first quarter of 2022 due to the sale of Insurance and cost reduction initiatives. BGC's Adjusted Earnings compensation as a percentage of total revenue was 50.7 percent, which was over 300 basis points lower versus a year ago.
Non-compensation expenses under GAAP and Adjusted Earnings decreased by 6.8 percent and 8.9 percent, respectively, driven by lower occupancy and equipment expense due to the sale of Insurance, as well as lower interest and communications expenses. These expense reductions were partially offset by higher selling and promotion charges, as COVID-19 restrictions have relaxed across many of the major geographies in which BGC operates.

Taxes and Noncontrolling Interest (USD millions)	1Q22	1Q21	Change
GAAP provision for income taxes	$14.7	$14.9	(1.9)%
Provision for income taxes for Adjusted Earnings	9.1	12.0	(24.3)%
GAAP net income attributable to noncontrolling interest in subsidiaries	4.7	15.9	(70.2)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.9	0.9	2.4%

CONSOLIDATED SHARE COUNT14

Consolidated Share Count (USD millions)	1Q22	1Q21	Change	4Q21	Change (QoQ)
Fully diluted weighted-average share count under GAAP	502.9	557.1	(9.7)%	509.2	(1.2)%
Fully diluted weighted-average share count for Adjusted Earnings	502.9	557.1	(9.7)%	509.2	(1.2)%
Fully diluted spot share count under GAAP and Adjusted Earnings	502.9	557.0	(9.7)%	497.5	1.1%
BGC’s fully diluted spot share count increased by 5.4 million shares, or 1.1 percent sequentially. Compared to a year ago, BGC's fully diluted spot share count decreased by 54.1 million shares, or 9.7 percent.

SELECT BALANCE SHEET METRICS15
BGC’s liquidity was $539.6 million as of March 31, 2022 compared with $594.8 million as of year-end 2021. The change in BGC's liquidity reflects payments for year-end bonuses, tax payments, and timing differences between commissions earned in the seasonally busier first quarter, and commissions collected in the seasonally slower fourth quarter. Cash uses have historically been the greatest in the first quarter.
14“Spot” is used interchangeably with the end-of-period share count.
15 The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

Cash and cash equivalents were $509.2 million as of March 31, 2022 versus $553.6 million as of December 31, 2021, while notes payable and other borrowings were $1,051.9 million compared with $1,052.8 million. Total capital was $753.5 million compared with $682.1 million as of year-end 2021.

OTHER MATTERS
In February 2022, the U.S., UK, EU, and other countries imposed sanctions on Russian counterparties, and as a result BGC has ceased trading with those clients. The Company derived less than one percent of total revenue from its Moscow branch and sanctioned Russian counterparties. Additionally, the Company has reserved $6 million in connection with unsettled trades and receivables with sanctioned Russian entities.

OUTLOOK

BGC’s revenues were approximately 2.5 percent lower for the first 19 trading days of the second quarter of 2022, when compared to the same period in 2021, excluding Insurance. The second quarter of 2021 included $54.4 million of Insurance revenue.

BGC generates a significant portion of its revenue in Euros. If the recent strengthening of the U.S. dollar were to remain for the balance of the quarter, BGC's revenues would trend below the midpoint of guidance.	Metric (USD millions)	Guidance	Actual
		2Q22	2Q21
	Revenues (excl. Insurance)	$420 - $470	$458.0
	Revenues		$512.5
	Pre-tax Adjusted Earnings	$81 - $101	$97.4
		FY 2022	FY 2021
	Adjusted Earnings Tax Rate (%)	8 - 10%	6.4%

DIVIDEND INFORMATION
On April 28, 2022, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on June 2, 2022 to Class A and Class B common stockholders of record as of May 19, 2022. The ex-dividend date will be May 18, 2022.

POSSIBLE CORPORATE CONVERSION16
The Company continues to explore a possible conversion into a simpler corporate structure. BGC's Board of Directors and applicable committees are reviewing the potential structure with their advisors and a decision on whether to move forward is expected by the end of the second quarter 2022.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-K for the impact of the pandemic on the Company’s employees, clients, and results.
16 BGC may refer to its current corporate structure as an “UP-C”, which stands for Umbrella Partnership/C-Corporation.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on Tuesday, May 3, 2022 to discuss first quarter 2022 results starting at 8:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcpartners.com. Alternatively, interested parties can access the call by dialing +1 844-200-6205 (U.S.) or +1 929-526-1599 (international) and entering passcode 048-946. After the conference call, an archived recording will be available at http://ir.bgcpartners.com.

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$509,206	$553,598
Cash segregated under regulatory requirements	14,380	13,201
Securities owned	37,513	40,838
Marketable securities	402	406
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,379,937	782,446
Accrued commissions and other receivables, net	341,658	296,423
Loans, forgivable loans and other receivables from employees and partners, net	296,185	286,967
Fixed assets, net	186,456	190,112
Investments	36,108	33,039
Goodwill	487,751	486,919
Other intangible assets, net	204,110	207,747
Receivables from related parties	6,398	5,237
Other assets	441,178	445,233
Total assets	$4,941,282	$3,342,166

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$4,221	$3,584
Repurchase agreements	7,511	—
Accrued compensation	203,156	214,379
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,205,427	656,278
Payables to related parties	77,898	53,764
Accounts payable, accrued and other liabilities	637,678	679,254
Notes payable and other borrowings	1,051,941	1,052,831
Total liabilities	4,187,832	2,660,090
Redeemable partnership interest	17,786	18,761

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
445,486 and 435,944 shares issued at March 31, 2022 and December 31,
2021, respectively; and 326,563 and 317,023 shares outstanding at
March 31, 2022 and December 31, 2021, respectively	4,455	4,359
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of March 31, 2022 and
December 31, 2021, convertible into Class A common stock	459	459
Additional paid-in capital	2,481,408	2,451,135
Treasury stock, at cost: 118,923 and 118,921 shares of Class A common stock at	(623,734)	(623,734)
March 31, 2022 and December 31, 2021, respectively
Retained deficit	(1,149,657)	(1,171,919)
Accumulated other comprehensive income (loss)	(37,123)	(40,548)
Total stockholders' equity	675,808	619,752
Noncontrolling interest in subsidiaries	59,856	43,563
Total equity	735,664	663,315
Total liabilities, redeemable partnership interest and equity	$4,941,282	$3,342,166

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2022	2021
Commissions	$356,664	$435,220
Principal transactions	115,601	98,763
Total brokerage revenues	472,265	533,983

Fees from related parties	3,317	3,785
Data, software and post-trade	24,127	21,986
Interest and dividend income	2,435	3,038
Other revenues	4,320	4,784
Total revenues	506,464	567,576

Expenses:
Compensation and employee benefits	257,268	308,343
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	57,876	33,495
Total compensation and employee benefits	315,144	341,838
Occupancy and equipment	38,663	48,390
Fees to related parties	5,725	5,382
Professional and consulting fees	15,631	16,206
Communications	27,891	29,810
Selling and promotion	10,938	7,488
Commissions and floor brokerage	17,343	17,929
Interest expense	14,303	17,853
Other expenses	17,775	16,037
Total non-compensation expenses	148,269	159,095
Total expenses	463,413	500,933

Other income (losses), net:
Gains (losses) on equity method investments	2,803	1,466
Other income (loss)	(496)	5,406
Total other income (losses), net	2,307	6,872

Income (loss) from operations before income taxes	45,358	73,515

Provision (benefit) for income taxes	14,657	14,939
Consolidated net income (loss)	$30,701	$58,576

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	4,729	15,860

Net income (loss) available to common stockholders	$25,972	$42,716

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended March 31,
	2022	2021
Per share data:
Basic earnings per share
Net income available to common stockholders	$25,972	$42,716
Basic earnings per share	$0.07	$0.11
Basic weighted-average shares of common stock outstanding	368,323	374,318

Fully diluted earnings per share
Net income for fully diluted shares	$33,638	$61,703
Fully diluted earnings per share	$0.07	$0.11
Fully diluted weighted-average shares of common stock outstanding	502,877	557,068

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
■Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
■Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
■GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
■Charges related to amortization of RSUs and limited partnership units.
■Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
■Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.
Compensation charges are also adjusted for certain other cash and non-cash items.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
■Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
■Acquisition related costs;
■Certain rent charges;
■Non-cash GAAP asset impairment charges; and
■Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
■Gains or losses on divestitures;
■Fair value adjustment of investments;
■Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
■Any unusual, one-time, non-ordinary, or non-recurring gains or losses.
Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
■The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
■The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings” in the Company’s most recent financial results press release.
Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
■Provision (benefit) for income taxes;
■Net income (loss) attributable to noncontrolling interest in subsidiaries;
■Interest expense;
■Fixed asset depreciation and intangible asset amortization;
■Equity-based compensation and allocations of net income to limited partnership units and FPUs;
■Impairment of long-lived assets;
■(Gains) losses on equity method investments; and
■Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new U.K. based headquarters.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

■Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
■Unusual, one-time, non-ordinary, or non-recurring items;
■The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
■Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
■Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or in the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q1 2022	Q1 2021
GAAP income (loss) from operations before income taxes	$45,358	$73,515

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	57,876	33,495
Other Compensation charges (2)	508	3,131
Total Compensation adjustments	58,384	36,626

Non-Compensation adjustments:
Amortization of intangibles (3)	4,310	6,993
Acquisition related costs	—	716
Impairment charges	2,120	2,009
Other (4)	5,733	(103)
Total Non-Compensation adjustments	12,163	9,615

Other income (losses), net adjustments:
Fair value adjustment of investments (5)	(140)	—
Other net (gains) losses (6)	(2,644)	(5,831)
Total other income (losses), net adjustments	(2,784)	(5,831)

Total pre-tax adjustments	67,763	40,410

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$113,121	$113,925

GAAP net income (loss) available to common stockholders	$25,972	$42,716
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	3,821	14,973
Total pre-tax adjustments (from above)	67,763	40,410
Income tax adjustment to reflect adjusted earnings taxes (8)	5,607	2,977

Post-tax adjusted earnings	$103,163	$101,076

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.07	$0.11

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	—	(0.01)
Total pre-tax adjustments (from above)	0.13	0.07
Income tax adjustment to reflect adjusted earnings taxes	0.01	0.01

Post-tax adjusted earnings per share	$0.21	$0.18

Fully diluted weighted-average shares of common stock outstanding	502,877	557,068

Dividends declared per share of common stock	$0.01	$0.01
Dividends declared and paid per share of common stock	$0.01	$0.01

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q1 2022	Q1 2021
Issuance of common stock and grants of exchangeability	$30,135	$7,854
Allocations of net income	3,690	5,631
LPU amortization	19,023	17,094
RSU amortization	5,028	2,916
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$57,876	$33,495

(2) GAAP Expenses in the first quarter of 2022 included certain acquisition-related compensation expenses of $0.7 million, and $0.1 million of employee loan impairments related to the cost reduction program. GAAP expenses for the first quarter of 2021 included certain acquisition-related compensation expenses of $1.4 million and certain one-off costs associated with the cost reduction program of $1.7 million.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) GAAP expenses in the first quarter of 2022 include $6.0 million of reserves in connection with unsettled trades and receivables with sanctioned Russian entities, as well as various other GAAP items. The first quarter of 2021 included various other GAAP items. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.

(5) Includes non-cash gain of $0.1 million related to fair value adjustments of investments held by BGC in the first quarter of 2022.

(6) For the first quarter of 2022 and 2021, includes non-cash gains of $2.8 million and $1.5 million, respectively, related to BGC's investments accounted for under the equity method. The first quarter of 2022 also included a net loss of ($0.2) million related to various other GAAP items, while the first quarter of 2021 included a $4.4 million gain recognized on litigation resolution from settlement of a claim dating back to 2012.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision (benefit) for income taxes was $14.7 million and $14.9 million for the first quarters of 2022 and 2021, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by $5.6 million and $3.0 million for the first quarters of 2022 and 2021, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was $9.1 million and $12.0 million for the first quarters of 2022 and 2021, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q1 2022	Q1 2021

Common stock outstanding	368,323	374,318
Limited partnership units	64,882	113,615
Cantor units	56,772	52,394
Founding partner units	8,026	12,108
RSUs	3,681	3,413
Other	1,193	1,220

Fully diluted weighted-average share count under GAAP and Adjusted Earnings	502,877	557,068

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021

Cash and cash equivalents	$509,206	$553,598
Securities owned	37,513	40,838
Marketable securities	402	406
Repurchase agreements	(7,511)	—
Total Liquidity	$539,610	$594,842

        BGC PARTNERS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q1 2022	Q1 2021
GAAP net income (loss) available to common stockholders	$25,972	$42,716

Add back:

Provision (benefit) for income taxes	14,657	14,939

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	4,729	15,860

Interest expense	14,303	17,853

Fixed asset depreciation and intangible asset amortization	18,399	21,872

Impairment of long-lived assets	2,120	2,009

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	57,876	33,495

(Gains) losses on equity method investments (3)	(2,803)	(1,532)

Other non-cash GAAP expenses (4)	6,000	—

Adjusted EBITDA	$141,253	$147,212

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the first quarters of both 2022 and 2021, includes non-cash gains of $2.8 million and $1.5 million, respectively, related to BGC's investments accounted for under the equity method.

(4) The first quarter of 2022 includes non-cash reserves in connection with unsettled trades and receivables with sanctioned Russian entities.

Other Items of Note
Unless otherwise stated, all results provided in this document compare the first quarter of 2022 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Partners, Inc.
BGC Partners, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC, through its various affiliates, specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, and Futures. BGC, through its various affiliates, also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through its brands, including FMX™, Fenics®, Fenics Market Data™, Fenics GO™, BGC®, BGC Trader™, Capitalab®, and Lucera®, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, FMX, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.
BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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